EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PRIME MEDICAL SERVICES, INC.,

ABC MERGER, INC.

and

MEDSTONE INTERNATIONAL, INC.

Dated as of November 11, 2003

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Tax Treatment	1

ARTICLE II	THE SURVIVING CORPORATION	2
2.1	Certificate of Incorporation	2
2.2	Bylaws	2
2.3	Directors and Officers	2

ARTICLE III	CONVERSION OF SHARES	2
3.1	Conversion of Capital Stock	2
3.2	Surrender and Payment	3
3.3	Stock Plans; Convertible Securities	5
3.4	No Fractional Shares	5
3.5	Dissenter’s Rights	5
3.6	Closing	6

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF TARGET	6
4.1	Organization and Qualification	6
4.2	Capitalization	7
4.3	Authority	8
4.4	Consents and Approvals; No Violation	8
4.5	Target SEC Reports	9
4.6	Financial Statements	10
4.7	Absence of Undisclosed Liabilities	10
4.8	Absence of Certain Changes	10
4.9	Taxes	11
4.10	Litigation	12
4.11	Employee Benefit Plans; ERISA	13
4.12	Environmental Liability	15
4.13	Compliance with Applicable Laws	16
4.14	Insurance	17
4.15	Labor Matters; Employees	17
4.16	Permits	18
4.17	Material Contracts	18
4.18	Required Stockholder Vote or Consent	19
4.19	Proxy/Prospectus; Registration Statement	19
4.20	Intellectual Property	19
4.21	Hedging	19
4.22	Brokers	19
4.23	Tax-Free Reorganization	20
4.24	Fairness Opinion	20
4.25	Takeover Laws	20
4.26	Fairness Opinion	20

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	22
5.1	Organization and Qualification	22
5.2	Capitalization	23
5.3	Authority	24
5.4	Material Contracts; Consents and Approvals; No Violation	24
5.5	Parent SEC Reports	25
5.6	Parent Financial Statements	26
5.7	Absence of Undisclosed Liabilities	26
5.8	Absence of Certain Changes	26
5.9	Taxes	26
5.10	Litigation	26
5.11	Environmental Liability	27
5.12	Compliance with Applicable Laws	29
5.13	Labor Matters	29
5.14	Required Stockholder Vote or Consent	29
5.15	Proxy/Prospectus; Registration Statement	30
5.16	Brokers	30
5.17	Healthcare Laws	30

ARTICLE VI	CONDUCT OF BUSINESS PENDING THE MERGER	31
6.1	Conduct of Business by Target Pending the Merger	31
6.2	Conduct of Business by Parent Pending the Merger	34

ARTICLE VII	ADDITIONAL AGREEMENTS	34
7.1	Access and Information	34
7.2	Acquisition Proposals	35
7.3	Directors’ and Officers’ Indemnification and Insurance	36
7.4	Further Assurances	36
7.5	Expenses	37
7.6	Cooperation	38
7.7	Publicity	38
7.8	Additional Actions	38
7.9	Filings	38
7.10	Consents	38
7.11	Stockholders’ Meetings	38
7.12	Preparation of the Proxy/Prospectus and Registration Statement	39
7.13	Stock Exchange Listing	40
7.14	Notice of Certain Events	40
7.15	Affiliate Agreements; Tax Treatment	40
7.16	Stockholder Litigation	41
7.17	Employment Agreements and Severance Agreements, Non-Competition Agreement	41
7.18	Tax Structure Not Confidential	41
7.19	Qualify Subsidiary to Do Business	41

ARTICLE VIII	CONDITIONS TO CONSUMMATION OF THE MERGER	41
8.1	Conditions to the Obligation of Each Party	41
8.2	Conditions to the Obligations of Parent	42
8.3	Conditions to the Obligations of Target	42

ARTICLE IX	SURVIVAL	43
9.1	Survival of Representations and Warranties	43
9.2	Survival of Covenants and Agreements	43

ARTICLE X	TERMINATION, AMENDMENT AND WAIVER	44
10.1	Termination	44
10.2	Effect of Termination	45

ARTICLE XI	MISCELLANEOUS	47
11.1	Notices	47
11.2	Entire Agreement	48
11.3	Assignment; Binding Effect; Third Party Beneficiaries	48
11.4	Severability	48
11.5	Interpretation	48
11.6	Counterparts; Effectiveness	48
11.7	Governing Law	48
11.8	Attorneys’ Fees	49
11.9	Disclosure Schedules	49
11.10	Amendments and Supplements	49
11.11	Construction.	49
11.12	Extensions, Waivers, Etc.	49
11.13	Enforcement	50

INDEX OF DEFINED TERMS

Term	Section	Term	Section
Agreement	Preamble	proceeding	7.3(a)
Ancillary Agreements	4.3	Proxy/Prospectus	4.19
Audit	4.9(h)	Registration Statement	4.19
Closing	3.6	Retention Bonuses	6.1(g)
Closing Date	3.6	Securities Act	4.4(b)
Code	Preamble	SEC	4.5
Confidentiality Agreement	7.1	Severance Package Table	4.11(h)
Contract Employees	4.11(h)	SSA	4.26(a)
Customary Post-Closing Consents	4.4(b)	Stock Certificate	3.1(b)
D&O Insurance	7.3(c)	Stock Consideration	3.1(b)
DGCL	1.1	Subsidiary	4.1(c)
de minimis Shares	3.1(b)	Surviving Corporation	1.1
Dissenting Shares	3.5	Target	Preamble
Dissenting Stockholder	3.5	Target Acquisition Proposal	7.2(a)
Effective Time	1.2	Target Benefit Plans	4.11(a)
Enforceability Exception	4.3	Target Breach	10.1(d)
Environmental Laws	4.12(a)	Target Shares	3.1(a)
ERISA	4.11(a)	Target Disclosure Schedule	4.1(a)
Exchange Act	4.4(b)	Target Employee Agreement	4.11(a)
Exchange Agent	3.2(a)	Target Employee	4.11(a)
Exchange Fund	3.2(a)	Target ERISA Affiliate	4.11(a)
Exchange Instructions	3.2(b)	Target Material Adverse Effect	4.1(c)
Exchange Ratio	3.1(b)	Target Material Contracts	4.17(a)
GAAP	4.6	Target Restricted Stock	3.3(b)
Governmental Authority	3.2(c)	Target Shares	3.1(a)
Hazardous Substances	4.12(b)	Target SEC Reports	4.5
Healthcare Law	4.26(a)	Target Special Meeting	7.11(a)
HIPAA	4.26(f)	Target Stock Options	3.3(a)
Indemnified Liabilities	7.3(a)	Target Stock Plans	3.3(a)
Indemnified Party	7.3(a)	Target Stockholders’ Approval	4.18
Intellectual Property	4.20	Tax Structure	7.18
Legacy Employee	4.11(a)	Tax Treatment	7.18
Liens	4.2(b)	Target Superior Proposal	10.1(h)
Market Price	3.1(b)	Target’s Employee Communication	6.1(m)
Merger	Preamble	Tax Authority	4.9(h)
Merger Consideration	3.1(b)	Tax Returns	4.9(h)
Merger Sub	Preamble	Taxes	4.9(h)
Parent	Preamble	Termination Date	10.1(b)
Parent Breach	10.1(c)	Termination Fee	10.2(b)
Parent Common Shares	3.1(a)	Transactions	3.6
Parent Disclosure Schedule	5.1	Voting Agreement	Preamble
Parent Material Adverse Effect	5.1(c)	WARN Act	4.15(c)
Parent Parties	Preamble
Parent SEC Reports	5.5
Parent Special Meeting	7.10(b)
Parent Stockholders’ Approval	5.14
PBGC	4.11(b)
PCBs	4.12(e)
Permits	4.16
Person	3.2(c)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of November 11, 2003, by and between Prime Medical Services, Inc., a Delaware corporation (“Parent”), ABC Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and, together with Parent, the “Parent Parties”) and Medstone International, Inc., a Delaware corporation (“Target”).

WHEREAS, the respective Boards of Directors of the Parent Parties and Target deem it advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into Target (the “Merger”) upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, with the approval of Target’s Board of Directors, Parent has entered into a voting agreement with David V. Radlinski under which he has among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Voting Agreement”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time Merger Sub shall merge with and into Target and the separate corporate existence of Merger Sub shall thereupon cease and Target shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Merger Sub and Target.

1.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.6.

1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

2.1 Certificate of Incorporation. The Certificate of Incorporation of Target in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

2.2 Bylaws. The bylaws of Target as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL.

2.3 Directors and Officers. At and after the Effective Time, the directors and officers of the Surviving Corporation shall be as designated by Parent at the time of Closing, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and bylaws and the DGCL.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All shares of Common Stock of Target, par value $.004 per share (“Target Shares”), that are held in Target’s treasury shall be canceled and cease to exist and no cash, shares of Parent’s common stock, par value $.01 per share (the “Parent Common Shares”), or other consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.4 and 3.5, each issued and outstanding Target Share (other than Target Shares treated in accordance with Section 3.1(a) or Target Shares held by a Dissenting Stockholder) shall be converted into a fraction of one Parent Common Share equal to the Exchange Ratio (the “Stock Consideration”). The “Exchange Ratio” is a fraction, the numerator of which is $5.00 and the denominator of which is the Market Price. “Market Price” means the average of closing prices of a Parent Common Share on the NASDAQ National Market, as reported in The Wall Street Journal, for the 30 consecutive trading days immediately preceding the third trading day before the Closing. All such Target Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time, represented Target Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate in accordance with Section 3.2: (i) the applicable Stock Consideration, (ii) certain dividends and other distributions under Section 3.1(e), and (iii) cash in lieu of fractional Parent Common Shares under Section 3.4 (the “de minimis Shares”), in each case without interest (collectively, the “Merger

Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Shares or Target Shares shall have been changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Target Shares or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation, and such converted shares, collectively, will represent all of the issued and outstanding capital stock of the Surviving Corporation.

(d) The Merger shall not affect any Parent Common Share issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate has surrendered such Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate, the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor shall be paid without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

(f) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Target Shares, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Target Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

3.2 Surrender and Payment

(a) Parent shall authorize one or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Target Shares, for exchange in accordance with this Section 3.2 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Sections 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent), and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Target Shares represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable. For this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a “Governmental Authority”).

(d) Any portion of the Exchange Fund that remains unclaimed by the holders of Target Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Target or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

3.3 Stock Plans; Convertible Securities.

(a) At or prior to the Closing, and conditioned upon the occurrence of the Closing, all outstanding employee or director stock options of Target (the “Target Stock Options”) granted under the stock option plans of Target listed on Section 3.3 of the Target Disclosure Schedule (collectively, the “Target Stock Plans”) shall have been cancelled, exercised or terminated. In the case of Target Stock Options for which the per share consideration payable upon exercise thereof is less than $5, Target shall exercise diligent efforts to secure an agreement to cancel (rather than exercise) such Target Stock Options from each such option holder in return for a cash payment from Target as consideration for such cancellation, which payment shall equal the difference between (i) $5 multiplied by the aggregate number of shares covered by such Target Stock Option, and (ii) the aggregate exercise price for the Target Stock Option. All cash payments made hereunder shall not exceed $260,000 in the aggregate. To the extent required by the terms of any option, plan or agreement, Target shall obtain the consent of each affected option holder to the cancellation of his or her option(s). Target shall deliver written notice, not less than 15 days prior to the Closing, to all holders of Target Stock Options (with copies to Parent) notifying such holders that (i) all vesting and other conditions to exercise of such Target Stock Options are accelerated, (ii) if unexercised prior to the Closing, such Target Stock Options will automatically terminate in accordance with Section 15(b) of Target’s 1997 Stock Incentive Plan, provided that such acceleration and exercise may be conditioned upon the occurrence of the Closing, and (iii) their Target Stock Options will be treated as set forth in this Section 3.3(a).

(b) At the Effective Time, all remaining restrictions with respect to the Target Restricted Stock shall expire and the Target Restricted Stock shall be treated in accordance with Section 3.1(b). “Target Restricted Stock” means the shares of Target restricted stock issued pursuant to Target Benefit Plans.

3.4 No Fractional Shares. No de minimis Shares shall be issued in the Merger and fractional share interests (which remain held by any owner after applying Section 3.1(b) to all of such owner’s Target Shares) shall not with respect to such fractional shares entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of de minimis Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the closing price of Parent Common Shares at the Effective Time.

3.5 Dissenter’s Rights. Notwithstanding anything in this agreement to the contrary, Target Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the Target Shares issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest thereon. Target shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. Target shall not voluntarily make any payment with respect to any appraisal demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.

3.6 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 10:00 a.m., local time, on the business day (the “Closing Date”) on which all of the conditions set forth in ARTICLE VIII are satisfied or waived, at the offices of Akin Gump Strauss Hauer & Feld LLP, 300 West Sixth Street, Austin, Texas 78701, or at such other date and time as Parent and Target shall agree.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to the Parent Parties as follows:

4.1 Organization and Qualification.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Schedule”), which include each jurisdiction in which the character of Target’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined below). Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Target’s certificate of incorporation and bylaws as so delivered are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

(b) Section 4.1(b) of the Target Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Target’s Subsidiaries is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Target’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction listed for such Subsidiary in Section 4.1(b) of the Target Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined in subsection (c) below). Each of Target’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Except as provided in Section 4.1(b) of the Target Disclosure Schedule, Target has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Target’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Target is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Target’s Subsidiaries, Target does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, (i) a “Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Target and its Subsidiaries taken as a whole; provided that such term shall not include effects that are not applicable primarily to Target or result from conditions affecting the economy generally; and (ii) ”Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of the entities so owned or controlled by such party, or by such party and one or more of its owned or controlled entities, or (y) such party or any entity directly or indirectly beneficially owned or controlled by such party is a general partner of a partnership or a manager of a limited liability company.

4.2 Capitalization.

(a) The authorized capital stock of Target consists of 20,000,000 Target Shares, par value $.004 per share. As of the date hereof, (i) 3,758,220 of Target Shares were issued and outstanding (which figure excludes treasury shares), and (ii) stock options to acquire 802,500 Target Shares were outstanding under all stock option plans and agreements of Target and its Subsidiaries. All of the outstanding Target Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 4.2(a) of the Target Disclosure Schedule, and other than pursuant to this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as contemplated by the Voting Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Target.

(b) Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding equity securities of each Target Subsidiary, there are no irrevocable proxies with respect to any such securities, and no equity securities of any Target Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity securities of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Target or any Target Subsidiary is or may be bound to issue additional equity securities of any Target Subsidiary or securities convertible into or exchangeable or exercisable for any such equity securities. Except as set forth on Section 4.2(b) of the Target Disclosure Schedule, all of such equity securities Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”).

4.3 Authority. Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which Target is or will be a party (the “Ancillary Agreements”) and, subject to obtaining the Target Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution and delivery by all parties will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

(a) subject to receipt of the Target Stockholders’ Approval, conflict with any provision of Target’s certificate of incorporation or bylaws or the certificate of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries, in each case as amended;

(b) subject to obtaining the Target Stockholders’ Approval and filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver,

approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Target Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 4.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any Subsidiary of Target;

(e) result in the creation of any Lien upon any shares of capital stock or material properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound; or

(f) except as set forth in Section 3.5, result in any holder of any securities of Target being entitled to appraisal, dissenters’ or similar rights.

4.5 Target SEC Reports. Target has filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since January 1, 2000 under the Securities Act or the Exchange Act (collectively, the “Target SEC Reports”). As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Reports, including any financial statements or schedules included therein,

(a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement. All documents required to be filed with the SEC have been filed with the SEC. The Chief Executive Officer and Chief Financial Officer of Target have each provided all certifications in the manner and at the time required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and Target has not become aware of any information or circumstances that could reasonably have caused the statements in those certifications to have been inaccurate or misleading in any respect at the time made.

4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2000, 2001 and 2002 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31 and June 30 have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Target SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2002, neither Target nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Target Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not so reflected.

4.8 Absence of Certain Changes. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 4.8 of the Target Disclosure Schedule or as contemplated by this Agreement, since December 31, 2002 (a) Target and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP and (f) Target has not changed the independent accounting firm that conducts it audits.

4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Target Disclosure Schedule and for matters that would have no adverse effect on Target:

(a) Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, income, assets, and operations or other matters or information shown thereon of Target and each of its Subsidiaries. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted. Target and each of its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under applicable laws.

(b) Target and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Target or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Target or any of its Subsidiaries. There are no liens for Taxes upon the assets of Target or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date. Neither Target nor any of its Subsidiaries has requested or received a ruling (adverse or otherwise) from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(e) Neither Target nor any of its Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary or involuntary change in accounting method (nor has any Taxing Authority proposed any such adjustment or change in accounting method).

(f) Neither Target nor any of its Subsidiaries has received any notice of any claim made by a Taxing Authority in a jurisdiction, where the Target or Subsidiary does not file a Tax Return, that the Target is or may be subject to taxation in such jurisdiction.

(g) Prior to the date hereof, Target and its Subsidiaries have disclosed, and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Target or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(h) In this Agreement, (i) ”Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) ”Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) ”Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) ”Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(i) Except for the group of which Target is currently the parent, Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code or similar state or local filing group for tax purposes.

4.10 Litigation. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Target’s knowledge, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined. Neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary or any officer, director or employee of Target or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a)(1) of the Target Disclosure Schedule contains a true and complete list of each individual or group employee benefit plan or arrangement of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by Target or any trade or business, whether or not incorporated, which together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Target ERISA Affiliate”) within six years prior to the Effective Time, including each bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, performance awards, retirement, vacation, severance, salary continuation, disability, death benefit, cafeteria/flexible benefits, hospitalization, medical, dependent care assistance, tuition reimbursement or scholarship program, fringe benefits or other plan, arrangement or understanding (whether or not legally binding, formal or informal, funded or unfunded, written or oral) providing benefits to any former or retired employee, officer consultant, independent contractor, agent or director of the Target or its Subsidiaries (hereinafter collectively referred to as a “Legacy Employee”) or any current employee, officer, consultant, independent contractor, agent or director of the Target or its Subsidiaries (referred to as “Target Employee”) together with any indication of the funding status of each (e.g., trust, insured or general company assets) and any employment, consulting, severance termination, change in control or indemnification agreement, arrangement or understanding covering any Target Employee or Legacy Employee or between the Target, its Subsidiaries and any Target Employee or Legacy Employee, without regard to whether the same constitutes an employee benefit plan under ERISA or the number of employees (“Target Benefit Plans”), and Section 4.11(a)(2) of the Target Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability (“Target Employee Agreement”).

(b) With respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Target Material Adverse Effect; (iii) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened; (v) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of

Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Target Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Target Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.

(c) Target has delivered to the Parent true, complete and correct copies of the following, if applicable to such Target Benefit Plan, (1) each Target Benefit Plan (or, in the case of any unwritten Target Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Target Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Target Benefit Plan for which such summary plan description is required, (4) each trust agreement and group contract relating to any Target Benefit Plan, and (5) copies of all determination letters and other governmental agency rulings and open requests for rulings or letters with respect to each Target Benefit Plan.

(d) Target, and all Target ERISA Affiliates, have substantially complied with the health care continuation coverage provisions of ERISA Sections 601-608 and Code Section 4980B with respect to all group health plans, as such term is defined in Code Section 5000(b)(1), of the Target and the Target ERISA Affiliates, and there are no past or current violations of the continuation coverage provisions by the Target and the Target ERISA Affiliates that could give rise to any Target Material Adverse Effect.

(e) No Target Benefit Plan is nor has the Target or any Target ERISA Affiliate maintained or been required to contribute to (1) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA and ERISA Section 3(37)) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (2) a defined benefit plan subject to Title IV of ERISA or the minimum funding standards of ERISA Section 302 or Code Section 402. No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code.

(f) Except as set forth in Section 4.11(f) of the Target Disclosure Schedule, no Target Employee or Legacy Employees are covered by any Target Benefit Plans or Target Employee Agreements that provide or will provide severance pay, including accrued unused vacation pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code or applicable state law) or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any Target Benefit Plans or result in any breach or violation of, or default under any Target Benefit Plan or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.

(g) Target and its Subsidiaries have (A) correctly categorized all Target Employees as either employees or independent contractors for federal tax purposes, and are in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Target Employees; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Target Employees; (C) are not liable for or in arrears for the payment of wage or any taxes or any penalty for failure to comply with any of the foregoing; (D) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Target Employees, and (E) have provided Target Employees with the benefits to which they are entitled to pursuant to the terms of all Target Benefit Plans.

(h) Attached as Section 4.11(h) of the Target Disclosure Schedule is a current list of Target Employees and a severance package table (the “Severance Package Table”) which lists the maximum amount of all severance pay that may be paid to Target Employees, and a list of Target Employees with written employment agreements, written letter agreements, agreements covered by resolution of the Target Board of Directors addressing specific employees, or other agreements set forth in Section 4.11(a)(2) of the Target Disclosure Schedule (“Contract Employees”).

4.12 Environmental Liability. Except as set forth in Section 4.12 of the Target Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

(a) The businesses of Target and its Subsidiaries have been and are operated in material compliance with all applicable federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standard, and legal requirements, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Target’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Target and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

4.13 Compliance with Applicable Laws. Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

4.14 Insurance. Section 4.14 of the Target Disclosure Schedule lists each insurance policy relating to Target or its Subsidiaries currently in effect. Target has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect. Section 4.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries. The insurance policies listed in Section 4.14 of the Target Disclosure Schedule include all policies which are required by applicable laws in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted.

4.15 Labor Matters; Employees.

(a) Target has made available to Parent the following information, complete and accurate in all material respects as of October 24, 2003, for each Target Employee, including each Target Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Target Benefit Plan.

(b) Except as set forth in Section 4.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization and none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Target and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target or any of its

Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(c) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Target or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Target or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Target Material Adverse Effect.

4.16 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Target and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12.

4.17 Material Contracts.

(a) Set forth in Section 4.17(a) of the Target Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the “Target Material Contracts”).

(b) Except as set forth in Section 4.17(a) or 4.17(b) of the Target Disclosure Schedule, (A) all Target Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

4.18 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Target’s capital stock necessary to consummate the Transactions is adoption of this Agreement by the holders of a majority of the outstanding Target Shares (which excludes treasury shares) (the “Target Stockholders’ Approval”).

4.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Special Meeting and the Parent Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Shares will be converted) (the “Proxy/Prospectus”), to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20 Intellectual Property. Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Target and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect. No Person has notified either Target or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target and its Subsidiaries that could have a Target Material Adverse Effect, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

4.21 Hedging. Except as set forth in Section 4.21 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities.

4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries.

4.23 Tax-Free Reorganization. Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) Prior to and in connection with the Merger, (i) none of the Target Shares will be redeemed, (ii) no extraordinary distribution will be made with respect to Target Shares, and (iii) none of the Target Shares will be acquired by Target or any Person related (as defined in Treas. Reg. § 1.368-1(e)(3) without regard to § 1.368-1(e)(3)(i)(A)) to Target.

(b) No assets of Target have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Target or from using a significant portion of Target’s historic business assets in a business following the Merger, and Target intends to continue its historic business or use a significant portion of its historic business assets in a business.

(c) Target and the Target Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger. Expenses of the Target Stockholders shall be limited to those expenses which a Target Stockholder may individually incur or contract for on his own behalf in his capacity as a Target Stockholder, and shall not apply to any expenses incurred by or contracted for by Target in connection with this Agreement or any of the other actions or documents contemplated by or referred to in this Agreement or in the Exhibits or Schedules thereto.

(d) There is no intercorporate indebtedness existing between Target and Parent that was issued, acquired, or will be settled at a discount.

(e) Target is not an investment company as defined in Section 368(a(2)(F)(iii) and (iv) of the Code.

(f) Target is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(g) The liabilities of Target were incurred by Target in the ordinary course of its business.

4.24 Fairness Opinion. Target’s Board of Directors has received a written opinion from Friend & Company to the effect that, as of the date of such opinions, the Exchange Ratio and the Merger Consideration is fair, from a financial point of view, to the holders of the Target Shares. A true and complete copy of such opinion has been given to Parent.

4.25 Takeover Laws. Target and Target’s Board of Directors have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Target, is, or at the Effective Time will be, applicable to Target, Parent, Merger Sub, the Target Shares, the Voting Agreement, this Agreement or the Transactions.

4.26 Healthcare Laws.

(a) None of Target, its Subsidiaries, or any of their managers or employees (as defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) has been, or is being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Healthcare Law.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry or to payment for services rendered by healthcare providers (as such laws are currently enforced or as interpreted on the Closing Date by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any governmental agency that administers a federal or state healthcare program (including, but not limited to, Medicare, Medicaid and the federal Civilian Health and Medical Plan of the Uniformed Services); (iii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iv) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (v) any state law relating to fee-splitting or the corporate practice of medicine; (vi) any state physician self-referral prohibition or state anti-kickback law; (vii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; (viii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense; and (ix) any criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(b) None of Target, any of its Subsidiaries or their managers or employees has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with Target or its Subsidiaries, except for violations which either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect.

(c) Neither Target nor its Subsidiaries has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or federal healthcare program; or (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under Medicare or any state or federal healthcare program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (c); or

(E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(d) to the extent applicable, Target and each of its Subsidiaries has a Medicare provider number and a participating provider agreement in force with a Medicare Part B carrier, and, to Target’s knowledge, materially meets all applicable Medicare conditions of coverage, in each locale, as applicable, in which Target or such Subsidiary bills directly to Medicare for services furnished by Target or such Subsidiary.

(e) to the extent applicable, Target and each of its Subsidiaries has a Medicaid provider number and a participating provider agreement, and materially satisfies all applicable Medicaid conditions of coverage, in each state, as applicable, in which Target or such Subsidiary bills directly to such state’s Medicaid agency for services provided by Target or such Subsidiary.

(f) Target and each of its Subsidiaries is in material compliance with the privacy regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) as set forth at 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and Target is in material compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which Target is a party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND

MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

5.1 Organization and Qualification.

(a) Each Parent Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the “Parent Disclosure Schedule”), which include each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each Parent Party has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each Parent Party has made available to Target a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and each such certificate of incorporation and bylaws as so delivered are in full force and effect. No Parent Party is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws. Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

(b) Section 5.1(b) of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Parent’s Subsidiaries is a corporation duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Parent’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction listed in Section 5.1(b) of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to Target a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Parent’s Subsidiaries, Parent does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, a “Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Parent or result from conditions affecting the economy generally.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 40,000,000 Parent Common Shares, and 1,000,000 shares of preferred stock of Parent, par value $.01 per share. As of the date hereof, Parent has (i) 17,081,869 Parent Common Shares issued and outstanding, (ii) 242,716 Parent Common Shares in treasury, (iii) no shares of preferred stock outstanding and (iv) outstanding stock options and warrants to acquire 3,247,028 Parent Common Shares under all stock option plans and agreements of Parent. All such shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above and in Section 5.2(a) of the Parent Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as set forth in Section 5.2(a) of the Parent Disclosure Schedule, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Parent.

(b) Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

5.3 Authority. Each of Parent and, solely with respect to this Agreement, Merger Sub, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to receipt of the Parent Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b), to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each Parent Party’s Board of Directors, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than obtaining the Parent Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b). This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution and delivery by all parties will constitute, valid and binding obligations of each Parent Party enforceable against such persons in accordance with their respective terms, except for the Enforceability Exception.

5.4 Material Contracts; Consents and Approvals; No Violation.

(a) Except as set forth in Section 5.4(a) of the Parent Disclosure Schedule, Parent is not in material breach or default with respect to a material contract to which Parent is a party, and to the knowledge of Parent, no other party to any such material contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise.

(b) The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

(i) subject to receipt of the Parent Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b), conflict with any provision of the certificate of incorporation or bylaws, as amended, of Parent or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(ii) subject to obtaining the Parent Stockholders’ Approval, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and other approvals as expressly contemplated by Section 7.11(b), require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (A) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (B) except as set forth in Section 5.4(b)(ii) of the Parent Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (A) result in a Parent Material Adverse Effect, (B) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(iii) except as set forth in Section 5.4(b)(iii) of the Parent Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (A) result in a Parent Material Adverse Effect, (B) materially impair the ability of Parent or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

(v) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries, other than Target and its Subsidiaries after the Effective Time, under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

(vi) result in any holder of any securities of Parent being entitled to appraisal, dissenters’ or similar rights.

5.5 Parent SEC Reports. Parent has filed with the SEC, and has heretofore made available to Target true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, filed with the SEC since January 1, 2000 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of the respective dates such Parent SEC Reports were filed or, if any such Parent SEC Reports were amended, as of the date such amendment was filed, each Parent SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 8-K other than the execution of this Agreement. All documents required to be filed with the SEC have been filed with the SEC. The Chief Executive Officer and Chief Financial Officer of Parent have each provided all certifications in the manner and at the time required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and Parent has not become aware of any information or circumstances that could reasonably have caused the statements in those certifications to have been inaccurate or misleading in any respect at the time made.

5.6 Parent Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2000, 2001 and 2002 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31 and June 30 have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2002, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or the notes thereto which are not so reflected.

5.8 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 5.8 of the Parent Disclosure Schedule or as contemplated by this Agreement, since December 31, 2002 (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP and (f) Parent has not changed the independent accounting firm that conducts its audits.

5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Schedule and for matters that would have no adverse effect on Parent:

(a) Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, income, assets, and operations or other matters or information shown thereon of Parent and each of its Subsidiaries. Parent and each of its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under applicable laws.

(b) Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

5.10 Litigation. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and for matters that would not have a Parent Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any

officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.11.

5.11 Environmental Liability. Except as set forth in Section 5.11 of the Parent Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

(a) The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances except in material compliance with all Environmental Laws, and, to Parent’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Parent and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Parent’s knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCB’s, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Parent’s knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

5.12 Compliance with Applicable Laws. Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.12 is made with respect to Environmental Laws, which are covered exclusively in Section 5.11.

5.13 Labor Matters. Except as set forth in Section 5.13 of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (ii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (iii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

5.14 Required Stockholder Vote or Consent. The only vote or written consent of the holders of any class or series of Parent’s capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the votes cast by Parent Common Shares of the issuance of Parent Common Shares to the holders of Target Shares (the “Parent Stockholders’ Approval”).

5.15 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.16 Brokers. No broker, finder or investment banker (other than Aspen Equity Partners, LLC and Banc of America Securities LLC, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

5.17 Healthcare Laws.

(a) None of Parent, its Subsidiaries, or any of their managers or employees (as defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) has been, or is being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Healthcare Law.

(b) None of Parent, any of its Subsidiaries or their managers or employees has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with Parent or its Subsidiaries, except for violations which either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect.

(c) Neither Parent nor its Subsidiaries has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or federal healthcare program; or (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under Medicare or any state or federal healthcare program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (c); or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(d) to the extent applicable, Parent and each of its Subsidiaries has a Medicare provider number and a participating provider agreement in force with a Medicare Part B carrier, and, to Parent’s knowledge, materially meets all applicable Medicare conditions of coverage, in each locale, as applicable, in which Parent or such Subsidiary bills directly to Medicare for services furnished by Parent or such Subsidiary.

(e) to the extent applicable, Parent and each of its Subsidiaries has a Medicaid provider number and a participating provider agreement, and materially satisfies all applicable Medicaid conditions of coverage, in each state, as applicable, in which Parent or such Subsidiary bills directly to such state’s Medicaid agency for services provided by Parent or such Subsidiary.

(f) Parent and each of its Subsidiaries is in material compliance with the privacy regulations promulgated pursuant to HIPAA as set forth at 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and Parent is in material compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which Parent is a party.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by Target Pending the Merger. From the date hereof until the Effective Time, except as Parent otherwise agrees in writing (which consent shall not be unreasonably withheld), as set forth in the Target Disclosure Schedule, or as otherwise contemplated by this Agreement, Target and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(a) Neither Target nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b) Target will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries;

(c) Target will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $150,000, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

(d) Except as set forth in Section 6.1(d) of the Target Disclosure Schedule, Target will not, and will not permit any of its Subsidiaries to, in a single transaction (or series of related transactions), sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Target and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $400,000 in the case of a transaction in the ordinary course of business or with an aggregate fair market value exceeding $150,000 in the case of a transaction outside of the ordinary course of business;

(e) Except as set forth in Section 6.1(e) of the Target Disclosure Schedule, Target will not, and will not permit any of its Subsidiaries to, enter into any single agreement or arrangement (or series of related agreements or arrangements) pursuant to which it is obligated to incur costs and expenses with an aggregate value in excess of $150,000, other than in the ordinary course of business consistent with past practices;

(f) Target will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

(g) Except as otherwise permitted by this Agreement, Target will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Schedule), enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(g) of the Target Disclosure Schedule), fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus or other benefits payable to, or modify or amend any Target Employment Agreements including any severance agreements with, any Target Employee or Legacy Employee, including any executive officer or former employee (except as set forth in Sections 6.1(g) and (l) of the Target Disclosure Schedule) or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business; provided, however, that Target is entitled to provide bonuses or other non-salary incentives to Target Employee or Legacy Employees other than David V. Radlinski, as deemed necessary in good faith by Target and agreed to by Parent (which agreement Parent shall not unreasonably withhold) to keep available the services of those employees until after the Effective Time or termination of this Agreement (“Retention Bonuses”);

(h) Target will not change any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required by GAAP;

(i) Target will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(j) Target will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation or warranty of Target hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(k) Neither Target nor any of its Subsidiaries shall (i) except as set forth in Section 6.1(k) of the Target Disclosure Schedule, adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any Target Employment Agreement or, severance or similar contract with any Person (including contracts with management of Target or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

(l) Target shall not (i) approve an increase in salary for any Target Employees other than the Retention Bonuses or, with respect to Target Employees other than David V. Radlinski, Mark Selawski, Eva Novotny, and Graham Wale, increases in the ordinary course of business consistent with past practices or (ii) without Parent’s prior written consent (which consent shall not be unreasonably withheld), terminate any Target Employee entitled to any severance payment upon such termination, unless (A) such termination is not part of a reduction in Target’s labor force and (B) any related severance obligations of Target are pursuant to a written agreement or plan that exists at the time of execution of this Agreement and such written agreement or plan has been fully disclosed on a schedule to this Agreement with a copy provided to Parent;

(m) Target agrees that between the date of the Agreement and the Closing Date, Target will not directly or indirectly communicate to Target Employees, either in written or oral form, any substantive term, condition, or other matter related to Target Employees’ employment with either the Target or its Subsidiaries (but only to the extent such communication could reasonably be expected to give rise to a liability or obligation of Parent following the Closing) without first notifying the Parent at least 3 business days in advance of the Target’s intent to communicate to Employees (“Target’s Employee Communication”). Target further agrees that any and all terms of Target’s Employee Communication is subject to the Parent’s review and approval;

(n) Target shall not organize or acquire any Person that could become a Subsidiary;

(o) Target will not permit any of its Subsidiaries to merge or consolidate with any other Person or sell all, or substantially all, of its assets to any other Person; and

(p) Target will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, from the date hereof until the Effective Time, Target may enter into certain arrangements and consent to certain transactions related to certain Target investments, to the extent the nature of those transactions was disclosed to Parent prior to the execution of this Agreement.

6.2 Conduct of Business by Parent Pending the Merger. From the date hereof until the Effective Time, except as Target otherwise agrees in writing, as set forth in the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, Parent shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Parent Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Target (which consent shall not be unreasonably withheld):

(a) Parent will not adopt or propose any change to its certificate of incorporation or bylaws that would alter the terms of the Parent Common Shares or create a new class or series of capital stock;

(b) Parent will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent;

(c) Parent will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation or warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

(d) Parent will not agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, and consultants retained for the specific purpose of advising with respect to the transactions contemplated by this Agreement access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Notwithstanding the foregoing, a party may elect to withhold from the other party any information as such party, in the exercise of its reasonable discretion, determines may place it at a competitive disadvantage in the event the Transactions do not close and such information were inadvertently or intentionally used by the other party, but the party electing to withhold such information must provide the other party with written notice specifying the nature of the information withheld, and must actually provide the information to the other party on or before the date that all other conditions to Closing under Article VIII are satisfied. Each party recognizes that information that is withheld pursuant to the preceding sentence can serve as the basis for a breach of a covenant, representation or warranty in this Agreement, and neither party waives any rights that it may have as a result of any such breach. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other or destroy all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the confidentiality agreements dated April 14, 2003 and August 2, 2003 between Parent and Target (the “Confidentiality Agreements”) shall survive the execution and delivery of this Agreement.

7.2 Acquisition Proposals.

(a) From the date hereof until the termination of this Agreement, Target and its Subsidiaries shall not, and shall cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Target Acquisition Proposal (as hereinafter defined) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to Target or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Target Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Target and its Board of Directors and officers from (i) taking such actions necessary to comply with Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Target Acquisition Proposal if, and only to the extent that (with respect to clause (ii) of this Section 7.2(a) only):

(A) such interest in making an unsolicited bona fide Target Acquisition Proposal is made by a third party that Target’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Target Acquisition Proposal,

(B) Target’s Board of Directors, after duly consulting with Target’s outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

(C) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Parent enters into a customary confidentiality agreement with such Person,

(D) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Target provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and

(E) Target uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause (E), which confidentiality agreement shall be subject to Parent’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Target Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving Target or any Target Subsidiary or the acquisition of all or a substantial equity interest in, or all or a substantial portion of the assets of, any such Person, other than the Transactions.

7.3 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof an officer or director of Target or its Subsidiaries (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Target or any of its Subsidiaries pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Delaware law or the Surviving Corporation’s certificate of incorporation and bylaws. If any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified

Party; and provided, further, that nothing in this Section 7.3 shall impair any separate rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

(b) The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

(c) The Surviving Corporation shall maintain Target’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

7.4 Further Assurances. Each party shall use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.5 Expenses. Except as provided in Sections 10.2(c), each party shall bear solely and entirely, all expenses that it incurs in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates; provided, however, that if this Agreement is terminated for any reason, then the aggregate expenses (other than fees and expenses of legal counsel, accountants, and investment bankers and compensation of employees) incurred by the Parent Parties, on the one hand, and Target, on the other hand, related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and Proxy/Prospectus shall be allocated one-half each.

7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.7 Publicity. Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders’ Approval and the Parent Stockholders’ Approval.

7.9 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

7.10 Consents. Each of Parent and Target shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

7.11 Stockholders’ Meetings.

(a) Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Target Special Meeting”) for the purpose of securing the Target Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(a) shall prohibit the Target Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Target stockholders hereunder if such Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties under applicable law.

(b) Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Parent Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of the Parent Stockholders’ Approval, and (iv) cooperate and consult with Target with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(b) shall prohibit the Parent Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Parent stockholders hereunder if Parent’s Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

7.12 Preparation of the Proxy/Prospectus and Registration Statement.

(a) Parent and Target shall promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC. Parent and Target shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and Target shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) Following receipt by KPMG LLP, Parent’s independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to Target a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

(c) Following receipt by Moss Adams LLP, Target’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use all reasonable efforts to cause to be delivered to Parent a letter of Moss Adams LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

7.13 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NASDAQ National Market at or prior to the Effective Time, subject to official notice of issuance.

7.14 Notice of Certain Events. Each party shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, or 5.10 or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e) any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

7.15 Affiliate Agreements; Tax Treatment.

(a) Target shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of Target, as such term is used in Rule 145 under the Securities Act. Target shall use all reasonable efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Parent Special Meeting, a written agreement substantially in the form attached as Exhibit 7.15, and shall use all reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

(b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.16 Stockholder Litigation. Each of Parent and Target shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

7.17 Employment Agreements and Severance Agreements, Non-Competition Agreement. Parent shall assume the obligations under the Target Employment Agreements and severance agreements to which Target is a party or is otherwise subject, to the extent such agreements are listed on Section 4.11 or Section 6.1(g) of the Target Disclosure Schedule. Parent shall enter into with David V. Radlinski an Employment and Non-Competition Agreement with Parent in the form attached to the Agreement as Exhibit 7.17.

7.18 Tax Structure Not Confidential. The parties shall continue to observe the terms of the Confidentiality Agreement provided that the Parent Parties and the Target(and their employees, representatives, including Tax advisers, and other agents) may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the transaction set forth in this Agreement (the “Tax Treatment”) and any fact that may be relevant to understanding the federal income tax treatment of the transaction (the “Tax Structure”) and all materials of any kind that are provided to it relating to such Tax Treatment and Tax Structure.

7.19 Qualify Subsidiary to Do Business. Target shall cause Southern Idaho Lithotripsy Associates, LLC to qualify to do business in the state of Idaho before the Effective Time.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Target Stockholders’ Approval and the Parent Stockholders’ Approval must have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c) The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(d) Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

(e) The Parent Common Shares to be issued in the Merger must have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

8.2 Conditions to the Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b) Each of the representations and warranties of Target contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Target Material Adverse Effect), other than the representations and warranties of Target contained in Section 4.26, shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Target Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement.

(c) From the date hereof through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Target and its Subsidiaries, taken as a whole that would constitute a Target Material Adverse Effect, other than any such change that affects both Parent and Target in a substantially similar manner.

(d) Parent must have received a certificate signed on behalf of Target by both the Chief Executive Officer and the Chief Financial Officer of Target to the effect that each of the conditions specified in Section 8.2(a)-(c) has been satisfied in all respects.

(e) Parent must have received the letter from Moss Adams LLP described in Section 7.12(c).

(f) Southern Idaho Lithotripsy Associates, LLC must be qualified to do business in Idaho.

8.3 Conditions to the Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement.

(c) From the date hereof through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent and its Subsidiaries, taken as a whole that would constitute a Parent Material Adverse Effect, other than any such change that affects both Parent and Target in a substantially similar manner.

(d) Target must have received a certificate signed on behalf of Parent by both the Chief Executive Officer and the Chief Financial Officer of Parent to the effect that each of the conditions specified in Section 8.3(a)-(c) has been satisfied in all respects.

(e) Target must have received the letter from KPMG LLP described in Section 7.12(b).

(f) Target must have received an opinion from an outside accounting firm or an outside law firm prior to the effectiveness of the Registration Statement to the effect that (i) the Merger shall constitute a reorganization under Section 368(a) of the Code, (ii) Parent and Target shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Target shareholders because of the Merger; provided, however, that Target must have used all reasonable best efforts to obtain such opinion.

ARTICLE IX

SURVIVAL

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

(a) by the mutual written consent of Parent and Target;

(b) by either Parent or Target, if the Effective Time has not occurred on or before May 31, 2004 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c) by Target, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Parent of notice of such breach (a “Parent Breach”), or if a Parent Material Adverse Effect has occurred and such Parent Material Adverse Effect cannot be cured prior to the Termination Date;

(d) by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Target of notice of such breach (a “Target Breach”), or if a Target Material Adverse Effect has occurred and such Target Material Adverse Effect cannot be cured prior to the Termination Date;

(e) by either Target or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

(f) by either Target or Parent, if either of the stockholder approvals referred to in Section 7.11 is not obtained because of the failure to obtain the requisite approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(g) by Parent, if (i) Target’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or Target’s Board of Directors recommends to Target’s stockholders any Target Acquisition Proposal or resolves to do so; or (ii) a tender offer or exchange offer for outstanding shares of Target’s capital stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Target’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

(h) by Parent or Target, if Target accepts a Target Superior Proposal. For this Agreement, “Target Superior Proposal” means bona fide written Target Acquisition Proposal that (i) Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Shares than the Transactions; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless it pays the Termination Fee pursuant to Section 10.2(b)(ii) and has used all reasonable efforts to provide Parent with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Acquisition Proposal;

(i) by Target, if (i) Parent’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Target or resolves to do any of the foregoing; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Parent then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Parent’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or

(j) by Target if the Exchange Ratio is less than 0.91, or by either Parent or Target if the Exchange Ratio is greater than 1.43, provided that if the Exchange Ratio is greater than 1.43 and Parent desires to terminate the Agreement on such basis, then it must provide Target with ten (10) days prior written notice of such decision, and Target may (but is not obligated to) elect to decrease the Exchange Ratio to 1.43 on or before the date of termination identified in the notice, in which case Parent shall have no right to terminate this Agreement pursuant to this Section 10.1(j).

10.2 Effect of Termination.

(a) If this Agreement is terminated and the Merger is abandoned under this ARTICLE X, all obligations of the parties shall terminate, except the parties’ obligations pursuant to this Section 10.2 and except for Sections 7.5, 7.7, 11.2, 11.3, 11.7, 11.8, and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

(b) Termination by Parent or Pursuant to Target Superior Proposal.

(i) If Parent terminates this Agreement under (x) Section 10.1(g) (change of recommendation; recommendation of Target Acquisition Proposal), (y) Section 10.1(d) (Target Breach) or (z) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Target Breach (as defined in Section 10.1(d)) exists, and, in each case, within six months after such termination of this Agreement:

(A) a transaction is consummated with a person, which transaction, if offered or proposed, would constitute a Target Acquisition Proposal,

(B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Target Acquisition Proposal is entered into with a person or

(C) (X) any person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Target then representing 30% or more of the combined power to vote generally for the election of directors, and (Y) Target’s Board of Directors has taken any material action for the benefit of such person or group, that facilitates the acquisition by such person or group of such beneficial ownership, then Target shall promptly (and no later than two business days after the first to occur of Parent’s termination of this Agreement or the existence of grounds to do so under this Section 10.2(b)(i) pay to Parent a termination fee of $750,000 (the “Termination Fee”).

(ii) If Target or Parent terminates this Agreement pursuant to Section 10.1(h) (Target Superior Proposal), Target shall promptly (and in any event no later than two business days after such termination) pay to Parent the Termination Fee.

(iii) No such Termination Fee shall be payable if the Parent Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the Parent stockholders fail to give the Parent Stockholders’ Approval when the proposals contemplated thereby are properly submitted to a vote at the Parent Special Meeting or any postponement or adjournment thereof or Parent has committed a material breach entitling Target to terminate this Agreement pursuant to Section 10.1(c) on or prior to the date that Parent became entitled to terminate this Agreement pursuant to Sections 10.l(d) or 10.1(g).

(c) Termination by Target. If Target terminates this Agreement under (x) Section 10.1(i) (change of recommendation; recommendation of Parent Acquisition Proposal; failure to reject), (y) Section 10.1(c) (Parent Breach) or (z) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Parent Breach (as defined in Section 10.1(c)) exists, then Parent shall promptly (and no later than two business days after the first to occur of Target’s termination of this Agreement or the existence of grounds to do so under this Section 10.2(c) pay to Target an amount equal to all Retention Bonuses, and such payment shall not be in lieu of other remedies to which Target may be entitled.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

To Parent:

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway – Suit 200B

Austin, Texas 78746

Attention: Brad A. Hummel, President and Chief Executive Officer

Facsimile No.: (512) 328-8510

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

300 West Sixth Street, Suite 2100

Austin, Texas 78701

Attention: Tim LaFrey

Facsimile No.: (512) 703-1111

To Target:

Medstone International, Inc.

100 Columbia, #100

Aliso Viejo, California 92656

Attention: David V. Radlinski, Chief Executive Officer

Facsimile: (949) 448-7880

With a copy (which shall not constitute notice) to:

Mike Balmages

13611 Lindale Lane

Santa Ana, California 92705

Facsimile: (714) 838-7784

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the date of receipt reflected in the carrier’s records, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

11.2 Entire Agreement. This Agreement, together with the Confidentiality Agreements, the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.3 Assignment; Binding Effect; Third Party Beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns. Except as provided in Section 7.3, there are no third party beneficiaries having rights under or with respect to this Agreement.

11.4 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

11.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

11.8 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.9 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Target Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

11.10 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

11.11 Construction. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement.

11.12 Extensions, Waivers, Etc. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

11.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of Article VI or Article VII of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of those provisions, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PRIME MEDICAL SERVICES, INC.

By:	/s/ BRAD A. HUMMEL
Brad A. Hummel, President and Chief Executive Officer

ABC MERGER, INC.

By:	/s/ BRAD A. HUMMEL
Brad A. Hummel, President

MEDSTONE INTERNATIONAL, INC.

By:	/s/ DAVID RADLINSKI
David Radlinski, Chief Executive Officer

S-1

EXHIBIT 7.15

Form of Affiliate Agreement

Parent

Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 11, 2003 between Prime Medical Services, Inc., a Delaware corporation (“Parent”), ABC Merger, Inc., a Delaware corporation (“Merger Sub”), and Medstone International, Inc., a Delaware corporation (“Target”), pursuant to which Merger Sub shall be merged with and into Target. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of Common Stock, par value $.004 per share, of Target owned by the undersigned as of the Effective Time (as defined in the Merger Agreement) shall be converted into and exchangeable for certain shares of the common stock, par value $.01 per share, of Parent (the “Parent Common Shares”) and cash.

The undersigned understands that the he may be deemed to be an “affiliate” of Target for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.15 of the Merger Agreement.

With respect to such Parent Common Shares the undersigned may receive under the Merger Agreement (the “Shares”), the undersigned represents to and agrees with Parent that:

A. The undersigned shall not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and shall hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement shall be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an “affiliate” of Target, any public reoffering or resale by the undersigned of any of the Shares shall, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

C. The undersigned also understands that, if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”

Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Target for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

Very truly yours,

Signature

Name

Date

2